UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
October 3, 2007
PINNACLE AIRLINES CORP.
(Exact Name of Registrant as Specified in Charter)

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)
Delaware	001-31898	03-0376558
(Address of principal executive offices)	(Zip Code)
1689 Nonconnah Blvd, Suite 111 Memphis, TN	38132
Registrant’s telephone number, including area code
(901)-348-4100
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 3, 2007, Pinnacle Airlines Corp. and its operating subsidiaries (collectively, the “Company”), entered into the second of two short-term pre-delivery payment financing facilities (the “Facility”) with Export Development Canada (“EDC”) for up to $38.5 million to finance certain pre-delivery payments to Bombardier, Inc. (“Bombardier”) under the Company’s aircraft purchase agreements.  Draws under the Facility will bear interest at the 3 month LIBOR rate plus 1.65%.  Upon execution, the Company received approximately $29.5 million as an advance under the Facility for pre-delivery payments previously paid to Bombardier.  The remaining $9.0 million will be drawn as the Company makes future pre-delivery payments to Bombardier.  The Company will repay a portion of the Facility to EDC prior to the delivery of each related aircraft covered under the Facility.  The Company expects that the Facility will be repaid throughout 2008, with the final payment occurring in early 2009.  With the completion of this Facility, the Company has arranged for financing of the entire $80.0 million in pre-delivery payment commitments it has under its purchase agreements with Bombardier.

Completion of this second Facility satisfies the conditions necessary to increase the amount authorized for share repurchases under the Company’s stock repurchase program from $10 million to $30 million.  However, the Company is within its self-imposed “Quiet” period in advance of the release of its third quarter 2007 earnings report, and does not expect to make any share repurchases in the open market prior to release of its third quarter earnings in early November.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP.
(Registrant)

By: /s/ Peter D. Hunt
Peter D. Hunt
Vice President and Chief Financial Officer
October 9, 2007